UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2010
LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 840-4100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 21, 2010, Linn Energy, LLC (the “Company”) entered into, through one of its wholly-owned subsidiaries, a definitive purchase agreement (the “Agreement”) to acquire (the “Acquisition”) all of the issued and outstanding membership interests of HighMount Exploration & Production Michigan Midstream LLC and HighMount Exploration & Production Michigan LLC (collectively “HighMount”) for approximately $330 million. HighMount holds natural gas properties in the Antrim Shale located in northern Michigan. The Company anticipates that the Acquisition will close on or before April 30, 2010, and will be partially financed with the net proceeds received from a public offering of units of the Company’s limited liability company interests (the “Equity Offering”) pursuant to an effective shelf registration statement on Form S-3ASR filed with the Securities and Exchange Commission. There can be no assurance that all of the conditions to closing the Acquisition will be satisfied.
     A copy of the press release announcing the Acquisition is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD
     On March 22, 2010, the Company entered into the following commodity derivatives contracts with respect to anticipated production from properties to be acquired in the Acquisition:

Natural Gas Positions	2012	2013	2014	2015
Fixed Price Swaps:
Hedged Volume (MMMBtu)	18,300	18,250	18,250	18,250
Average Price ($/MMBtu)	$6.37	$6.37	$6.37	$6.37
Puts:
Hedged Volume (MMMBtu)	7,064	7,045	—	—
Average Price ($/MMBtu)	$6.25	$6.25	$—	$—
Total:
Hedged Volume (MMMBtu)	25,364	25,295	18,250	18,250
Average Price ($/MMBtu)	$6.33	$6.33	$6.37	$6.37

Item 8.01.	Other Events.
     On March 22, 2010, the Company issued a press release announcing the Acquisition and the Equity Offering. A copy of the press release is attached hereto as Exhibit 99.1.
     On March 22, 2010, the Company issued a press release announcing a private offering by the Company and its subsidiary, Linn Energy Finance Corp., of $500 million in aggregate principal amount of senior unsecured notes due 2020 and a pending amended $1.5 billion secured revolving credit facility. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated March 22, 2010.
99.2	Press Release of Linn Energy, LLC dated March 22, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC
Date: March 22, 2010	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary